Exhibit 99.1

Omega Protein Adds Concentration Capabilities with its Strategic

Acquisition of InCon Processing, L.L.C.

HOUSTON, September 12, 2011 – Omega Protein Corporation (NYSE symbol: OME), a nutritional ingredient company and the nation’s leading producer of Omega-3 fish oil and specialty fish meal products, today announced that it has acquired InCon Processing, L.L.C., a Batavia, Illinois based specialty toll processor that utilizes molecular distillation technology to concentrate a variety of compound products, including Omega-3 fish oils.

“The acquisition of InCon and its concentration technology allows Omega Protein to increase the vertical integration of our commercial fishery and human nutrition distribution channels by filling a vital piece of that value chain,” said Joe von Rosenberg, Omega Protein’s Chairman of the Board, President and Chief Executive Officer. “InCon enables us to provide our customers with an enhanced range of Omega-3 fish oils in concentrated forms such as ethyl esters and triglycerides that we have not been able to offer before. We look forward to working with the management team at InCon to further expand Omega Protein’s human nutritional products business.”

The concentrated fish oils manufactured by InCon will be marketed and sold under the Company’s OmegaActiv™ brand by Cyvex Nutrition, a subsidiary of Omega Protein.

Hugh Palmer, an InCon founder, has been named President and Chief Executive Officer of InCon. All InCon management will remain in place.

About InCon

Incon is a recognized leader in the design, piloting, synthesis and purification of specialty compounds. Its areas of expertise are molecular distillation and the production of nutritional and other synthetic compounds. Additional information is available at www.incontech.com

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Important factors that could cause actual results to be materially different from those forward-looking statements include, among others: (1) the business, operations, potential or prospects for InCon, the dietary supplement market or the human health and wellness segment generally; (2) InCon’s growth potential or its ability to serve as a catalyst for sales of the Company’s refined fish oils; (3) the impact of worldwide supply and demand relationships on prices for the Company’s products; (4) Omega Protein’s expectations regarding InCon proving to be incorrect; and (5) the impact of the uncertain economic conditions, both in the United States and globally. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K.

CONTACT:

Investor Relations, (713) 623-0060 OR hq@omegahouston.com

Web site: www.omegaproteininc.com